                       UNITED STATES OF AMERICA
                    BEFORE FEDERAL TRADE COMMISSION


-------------------------------------------
                                           )
   In the Matter of                        )
                                           )
JITNEY-JUNGLE STORES OF AMERICA, INC.,     )
   a corporation;                          )
                                           )
BRUCKMANN, ROSSER, SHERRILL & CO., L.P.,   )
   a limited partnership;                  )      File No. 971-0093
                                           )
DELTA ACQUISITION CORPORATION,             )
   a corporation; and                      )
                                           )
DELCHAMPS, INC.,                           )
   a corporation.                          )
                                           )
-------------------------------------------


                       AGREEMENT CONTAINING CONSENT ORDER

    The Federal Trade Commission ("Commission") having initiated an investigation of the proposed acquisition of Delchamps, Inc. ("Delchamps") by Jitney-Jungle Stores of America, Inc. ("Jitney-Jungle"), Bruckmann, Rosser, Sherrill & Co., L.P. ("Bruckmann"), and Delta Acquisition Corporation ("Delta"), and it now appearing that Jitney-Jungle, Bruckmann, Delta, and Delchamps; hereinafter sometimes referred to as "Proposed Respondents," are willing to enter into an agreement containing an Order ("Agreement") to divest certain assets and to cease and desist from certain acts, and providing for other relief:

    IT IS HEREBY AGREED by and among Proposed Respondents, by their duly authorized officers and attorneys, and counsel for the Commission that:

Agreement Containing Consent Order                             Page 2 of 22

    1. Proposed Respondent Jitney-Jungle Stores of America, Inc. is a corporation organized, existing, and doing business under and by virtue of the laws of the State of Mississippi, with its office and principal place of business located at 1770 Ellis Avenue, Suite 200, Jackson, Mississippi 39204.

    2. Proposed Respondent Bruckmann, Rosser, Sherill & Co., L.P. is a limited partnership organized, existing, and doing business under and by virtue of the laws of the State of Delaware, with its office and principal place of business located at Two Greenwich Plaza, Greenwich, Connecticut 06830.

    3. Proposed Respondent Delta Acquisition Corporation is a corporation organized, existing, and doing business under and by virtue of the laws of the State of Alabama, with its office and principal place of business located at c/o Jitney-Jungle Stores of America, Inc., 1770 Ellis Avenue, Suite 200, Jackson, Mississippi 39204.

    4. Proposed Respondent Delchamps, Inc. is a corporation organized, existing and doing business under and by virtue of the laws of the State of Alabama, with its office and principal place of business located at 305 Delchamps Drive, Mobile, Alabama 36602.

    5. Proposed Respondents admit all the jurisdiction facts sets forth in the draft of complaint here attached.

    6.  Proposed Respondents waive:

        a. any further procedural steps;

        b. the requirement that the Commission's decision contain a statement of findings of fact and conclusions of law;

Agreement Containing Consent Order                             Page 3 of 22

        c. all rights to seek judicial review or otherwise to challenge or contest the validity of the Order entered pursuant to this Agreement; and

        d. any claim under the Equal Access to Justice Act.

    7. This Agreement shall not become part of the public record of the proceeding unless and until it is accepted by the Commission. If this Agreement is accepted by the Commission it, together with the draft of complaint contemplated thereby, will be placed on the public record for a period of sixty (60) days and information in respect thereto publicly released. The Commission thereafter may either withdraw its acceptance of this Agreement and so notify the Proposed Respondents, in which event it will take such action as it may consider appropriate, or issue and serve its complaint (in such form as the circumstances may require) and decision, in disposition of the proceeding.

    8. This Agreement is for settlement purposes only and does not constitute an admission by Proposed Respondents that the law has been violated as alleged in the draft of complaint here attached, or that the facts as alleged in the draft complaint, other than jurisdictional facts, are true.

    9. This Agreement contemplates that, if it is accepted by the Commission, and if such acceptance is not subsequently withdrawn by the Commission pursuant to the provisions of Section 2.34 of the Commission's Rules, the Commission may, without further notice to the Proposed Respondents, (1) issue its complaint corresponding in form and substance with the draft of complaint here attached and its decision containing the following Order to divest and to cease and desist in disposition of the proceeding, and (2) make information public with respect thereto. When so entered, the Order shall have the same force and effect and may be altered,

Agreement Containing Consent Order                                 Page 4 of 22

modified, or set aside in the same manner and within the same time provided by statute for other orders. The Order shall become final upon service. Delivery by the United States Postal Service of the complaint and decision containing the agreed-to Order to Proposed Respondents' addresses as stated in this Agreement shall constitute service. Proposed Respondents waive any right they may have to any other manner of service. The complaint may be used in construing the terms of the Order, and no agreement, understanding, representation, or interpretation not contained in the Order or the Agreement may be used to vary or contradict the terms of the Order.

     10. Proposed Respondents have read the proposed complaint and Order contemplated hereby. Proposed Respondents understand that once the Order has been issued, they will be required to file one or more compliance reports showing that they have fully complied with the Order. Proposed Respondents further understand that they may be liable for civil penalties in the amount provided by law for each violation of the Order after it becomes final. By signing this Agreement, Proposed Respondents represent that the relief contemplated by this Agreement can be accomplished.

     11. Proposed Respondents shall, within thirty (30) days of the date this Agreement is signed by Proposed Respondents, submit an initial report, pursuant to Section 2.33 of the Commission's Rules, signed by the Proposed Respondents, setting forth in detail the manner in which the Proposed Respondents are complying with the terms of the Asset Maintenance Agreement signed by the Proposed Respondents on September __, 1997 (attached to this Order and made a part hereof as Appendix I), and how they will comply with Paragraph II of the Order when and if entered. Such report will not become part of the public record unless and until the accompanying Agreement and Order are accepted by the Commission for public comment.

Agreement Containing Consent Order                                  Page 5 of 22

     12. Proposed Respondents shall not divest the Assets To Be Divested until after the Order becomes final.

                                        ORDER

                                          I.

     IT IS ORDERED that, as used in this Order, the following definitions shall apply:

     A. "Jitney-Jungle" means Jitney-Jungle Stores of America, Inc., its directors, officers, employees, agents, and representatives, predecessors, successors and assigns; its subsidiaries, divisions, groups and affiliates controlled by Jitney-Jungle, and the respective directors, officers, employees, agents, and representatives, successors, and assigns of each. Jitney-Jungle, after consummation of the Acquisition, includes Delchamps. A majority of the voting securities of Jitney-Jungle are owned by Bruckmann.

     B. "Bruckmann" means Bruckmann, Rosser, Sherill & Co., L.P., its predecessors, successors and assigns, subsidiaries, divisions, groups and affiliates controlled by Bruckmann and their respective general partners, officers, employees, agents, and representatives, and the respective successors and assigns of each. Bruckmann owns a majority of the voting securities of Jitney-Jungle.

     C. "Delta" means Delta Acquisition Corporation, its directors, officers, employees, agents, and representatives, predecessors, successors, and assigns; its subsidiaries, divisions, groups and affiliates controlled by Delta, and the respective directors, officers, employees, agents, and representatives, successors, and assigns of each. Delta is a wholly-owned subsidiary of Jitney-Jungle.

Agreement Containing Consent Order                                 Page 6 of 22

     D. "Delchamps" means Delchamps, Inc., its directors, officers, employees, agents, and representatives, predecessors, successors, and assigns; its subsidiaries, divisions, groups and affiliates controlled by Delchamps, and the respective directors, officers, employees, agents, and representatives, successors, and assigns of each.

     E. "Respondents" means Jitney-Jungle, Bruckmann, Delta, and Delchamps.

     F. "Commission" means the Federal Trade Commission.

     G. "Acquisition" means Jitney-Jungle's, Bruckmann's and Delta's proposed acquisition of all of the outstanding voting securities of and merger with Delchamps pursuant to the Agreement and Plan of Merger dated July 8, 1997.

     H. "Assets To Be Divested" shall consist of the supermarkets identified in Schedule A of this Order and all assets, leases, properties, permits (to the extent transferable), customer lists, businesses and goodwill, tangible and intangible, related to or utilized in the supermarket business operated at those locations, but shall not include those assets consisting of or pertaining to any of the Respondents' trade marks, trade dress, service marks, or trade names.

     I. "Supermarket" means a full-line retail grocery store that carries a wide variety of food and grocery items in particular product categories, including bread and dairy products; refrigerated and frozen food and beverage products; fresh and prepared meats and poultry; produce, including fresh fruits and vegetables; shelf-stable food and beverage products, including canned and other types of packaged products; staple foodstuffs, which may include salt, sugar, flour, sauces, spices, coffee, and tea; and other grocery products, including nonfood items such as soaps, detergents, paper goods, other household products, and health and beauty aids.

Agreement Containing Consent Order                              Page 7 of 22

     J. "Supervalu" means Supervalu Inc., a corporation organized, existing and doing business under and by virtue of the laws of the State of Delaware, with its principal place of business located at 11840 Valley View Road, Eden Prairie, Minnesota 55344; and Supervalu Holdings, Inc. a corporation organized, existing and doing business under and by virtue of the laws of the State of Missouri, with its principal place of business located at 11840 Valley View Road, Eden Prairie, Minnesota 55344, Supervalu Holdings, Inc. is a wholly-owned subsidiary of Supervalu Inc.

     K. "R & M Foods" means R & M Foods, Inc., a corporation organized, existing and doing business under and by virtue of the laws of the State of Mississippi, with its principal place of business located at 1612 Adeline Street, Hattiesburg, Mississippi 39402.

     L. "Southeast Foods" means Southeast Foods, Inc., a corporation organized, existing and doing business under and by virtue of the laws of the State of Mississippi, with its principal place of business located at 1001 North 11th Street, Monroe, Louisiana 71207-2230.

     M. "Supervalu Agreement" means the Purchase Agreement between Supervalu and Jitney-Jungle executed on August 29, 1997, and all subsequent amendments thereto, for the divestiture by Respondents to Supervalu of the Assets To Be Divested.

     N. "Acquirer(s)" means Supervalu, R & M Foods, Southeast Foods, and/or the entity or entities approved by the Commission to acquire the Assets To Be Divested pursuant to this Order.

     O. "Landlord Consents" means all consents from all landlords that are necessary to effect the complete transfer to the Acquirer(s) of the assets required to be divested pursuant to this Order.

Agreement Containing Consent Order                                Page 8 of 22

                                  II.

     IT IS FURTHER ORDERED that:

     A. Respondents shall divest, absolutely and in good faith, the Assets To Be Divested to:

         1. Supervalu, in accordance with the Supervalu Agreement (which agreement shall not be construed to vary or contradict the terms of this Order or the Asset Maintenance Agreement) dated August 29, 1997, no later than,

             a. one (1) month after the date on which this Order becomes final, or

             b. five (5) months after acceptance of the Agreement Containing Consent Order by the Commission,

         whichever is later; or

         2. an Acquirer that receives the prior approval of the Commission and only in a manner that receives the prior approval of the Commission, within three (3) months after the date on which this Order becomes final;

         provided that the closing date of the Supervalu Agreement or any other agreement pursuant to which the Assets To Be Divested are divested to an Acquirer shall not occur until after Respondents have obtained all required Landlord Consents.

     B. If Respondents divest the Assets To Be Divested pursuant to the terms of Paragraph II.A.1., Supervalu may sell, within three (3) months of the date on which this Order becomes final, any of the supermarkets constituting the Assets To Be Divested to R & M Foods or Southeast Foods, but only in a manner that receives the prior approval of the Commission.

Agreement Containing Consent Order                                Page 9 of 22

Respondents shall use their best efforts to assist Supervalu in the sale of the Assets To Be Divested pursuant to this Paragraph in accordance with the terms of this Order.

     C. A condition of approval by the Commission of the divestiture transaction described in Paragraph II.A.1. shall be a written agreement by Supervalu that it will not sell the Assets To Be Divested, other than as provided in Paragraph II.B., for a period of three (3) years from the date on which this Order becomes final, directly or indirectly, through subsidiaries, partnerships or otherwise, without the prior approval of the Commission.

     D. The purpose of the divestitures is to ensure the continuation of the Assets To Be Divested as ongoing viable enterprises engaged in the supermarket business and to remedy the lessening of competition resulting from the Acquisition alleged in the Commission's complaint.

                                  III.

     IT IS FURTHER ORDERED that:

     A. If Respondents fail to divest absolutely and in good faith the Assets To Be Divested pursuant to Paragraph II.A. of this Order, the Commission may appoint a trustee to divest the Assets To Be Divested.

     B. In the event that the Commission or the Attorney General brings an action pursuant to Section 5(1) of the Federal Trade Commission Act, 15 U.S.C. Section 45(1), or any other statute enforced by the Commission, Respondents shall consent to the appointment of a trustee in such action. Neither the appointment of a trustee nor a decision not to appoint a trustee under this Paragraph shall preclude the Commission or the Attorney General from seeking civil penalties or any other relief available to it, including a court-appointed trustee, pursuant to Section 5(1) of the

Agreement Containing Consent Order                               Page 10 of 22

Federal Trade Commission Act, or any other statute enforced by the Commission, for any failure by the Respondents to comply with this Order.

     C. If a trustee is appointed by the Commission or a court pursuant to Paragraph III.A. of this Order, Respondents shall consent to the following terms and conditions regarding the trustee's powers, duties, authority, and responsibilities:

         1. The Commission shall select the trustee, subject to the consent of Respondents, which consent shall not be unreasonably withheld. The trustee shall be a person with experience and expertise in acquisitions and divestitures. If Respondents have not opposed, in writing, including the reasons for opposing, the selection of any proposed trustee within ten (10) days after notice by the staff of the Commission to Respondents of the identity of any proposed trustee, Respondents shall be deemed to have consented to the selection of the proposed trustee.

         2. Subject to the prior approval of the Commission, the trustee shall have the exclusive power and authority to divest the Assets To Be Divested.

         3. Within ten (10) days after appointment of the trustee, Respondents shall execute a trust agreement that, subject to the prior approval of the Commission and, in the case of a court-appointed trustee, of the court, transfers to the trustee all rights and powers necessary to permit the trustee to effect each divestiture required by this Order.

         4. The trustee shall have twelve (12) months from the date the Commission or court approves the trust agreement described in Paragraph III.C.3. to

Agreement Containing Consent Order                                Page 11 of 22

         accomplish the divestitures, which shall be subject to the prior approval of the Commission. If, however, at the end of the twelve-month period, the trustee has submitted a plan of divestiture or believes that divestiture can be achieved within a reasonable time, the divestiture period may be extended by the Commission, or, in the case of a court-appointed trustee, by the court; provided, however, the Commission may extend the period for each divestiture only two (2) times.

     5. The trustee shall have full and complete access to the personnel, books, records, and facilities related to the Assets To Be Divested or to any other relevant information, as the trustee may request. Respondents shall develop such financial or other information as such trustee may reasonably request and shall cooperate with the trustee. Respondents shall take no action to interfere with or impede the trustee's accomplishment of the divestitures. Any delays in divestiture caused by Respondents shall extend the time for divestiture under this Paragraph in an amount equal to the delay, as determined by the Commission or, for a court-appointed trustee, by the court.

     6. The trustee shall use his or her best efforts to negotiate the most favorable price and terms available in each contract that is submitted to the Commission, subject to Respondents' absolute and unconditional obligation to make each divestiture required by this Order at no minimum price. Each divestiture shall be made in the manner consistent with the

Agreement Containing Consent Order                                Page 12 of 22

         terms of this Order; provided, however, if the trustee receives bona fide offers for an asset to be divested from more than one acquiring entity, and if the Commission determines to approve more than one such acquiring entity, the trustee shall divest such asset to the acquiring entity or entities selected by Respondents from among those approved by the Commission.

     7. The trustee shall serve, without bond or other security, at the cost and expense of Respondents, on such reasonable and customary terms and conditions as the Commission or a court may set. The trustee shall have the authority to employ, at the cost and expense of Respondents, such consultants, accountants, attorneys, investment bankers, business brokers, appraisers, and other representatives and assistants as are necessary to carry out the trustee's duties and responsibilities. The trustee shall account for all monies derived from the divestitures and all expenses incurred. After approval by the Commission and, in the case of a court-appointed trustee, by the court, of the account of the trustee, including fees for his or her services, all remaining monies shall be paid at the direction of the Respondents, and the trustee's power shall be terminated. The trustee's compensation shall be based at least in significant part on a commission arrangement contingent on the trustee's divesting the Assets To Be Divested.

     8. Respondents shall indemnify the trustee and hold the trustee harmless against any losses, claims, damages, liabilities, or expenses arising out of,

Agreement Containing Consent Order                                Page 13 of 22

         or in connection with, the performance of the trustee's duties, including all reasonable fees of counsel and other expenses incurred in connection with the preparation for, or defense of any claim, whether or not resulting in any liability, except to the extent that such liabilities, losses, damages, claims, or expenses result from misfeasance, gross negligence, willful or wanton acts, or bad faith by the trustee.

     9. If the trustee ceases to act or fails to act diligently, a substitute trustee shall be appointed in the same manner as provided in Paragraph III.A. of this Order.

     10. The Commission or, in the case of a court-appointed trustee, the court, may on its own initiative or at the request of the trustee issue such additional orders or directions as may be necessary or appropriate to accomplish each divestiture required by this Order.

     11. The trustee may also divest such additional ancillary assets and businesses and effect such arrangements as are necessary to assure the marketability and the viability and competitiveness of the Assets To Be Divested.

     12. The trustee shall have no obligation or authority to operate or maintain the Assets To Be Divested.

     13. The trustee shall report in writing to Respondents and the Commission every sixty (60) days concerning the trustee's efforts to accomplish each divestiture required by this Order.

Agreement Containing Consent Order                                Page 14 of 22

                                       IV.

IT IS FURTHER ORDERED that:

     A. Pending divestiture of the Assets To Be Divested pursuant to this Order, Respondents shall take such actions as are necessary to maintain the viability, competitiveness, and marketability of the Assets To Be Divested, and to prevent the destruction, removal, wasting, deterioration, or impairment of any of Assets To Be Divested except for ordinary wear and tear.

     B. Respondents shall comply with all the terms of the Asset Maintenance Agreement attached to this Order and made a part hereof as Appendix I. The Asset Maintenance Agreement shall continue in effect until such time as all Assets To Be Divested have been divested as required by this Order.

                                       V.

     IT IS FURTHER ORDERED that, for a period of ten (10) years from the date this Order becomes final, Respondents shall not, without providing advance written notification to the Commission, directly or indirectly, through subsidiaries, partnerships, or otherwise:

     A. Acquire any ownership or leasehold interest in any facility that has operated as a supermarket within six (6) months of the date of such proposed acquisition in Hancock, Harrison, Jackson, Lamar, Forrest, and Warren counties in Mississippi, and Escambia County, Florida.

     B. Acquire any stock, share capital, equity, or other interest in any entity that owns any interest in or operates any supermarket or owned any interest in or operated any supermarket within six (6) months of such proposed acquisition in Hancock, Harrison, Jackson, Lamar, Forrest, and Warren counties in Mississippi, and Escambia County, Florida.

Agreement Containing Consent Order                                 Page 15 of 22

     Provided, however, that advance written notification shall not apply to the construction of new facilities by Respondents or the acquisition of or leasing of a facility that has not operated as a supermarket within six (6) months of Respondents' offer to purchase or lease.

     Said notification shall be given on the Notification and Report Form set forth in the Appendix to Part 803 of Title 16 of the Code of Federal Regulations as amended (hereinafter referred to as "the Notification"), and shall be prepared and transmitted in accordance with the requirements of that part, except that no filing fee will be required for any such notification, notification shall be filed with the Secretary of the Commission, notification need not be made to the United States Department of Justice, and notification is required only of Respondents and not of any other party to the transaction. Respondents shall provide the Notification to the Commission at least thirty days prior to consummating any such transaction (hereinafter referred to as the "first waiting period"). If, within the first waiting period, representatives of the Commission make a written request for additional information or documentary material (within the meaning of 16 C.F.R. Section 803.20), Respondents shall not consummate the transaction until twenty days after submitting such additional information or documentary material. Early termination of the waiting periods in this paragraph may be requested and, where appropriate, granted by letter from the Bureau of Competition. Provided, however, that prior notification shall not be required by this paragraph for a transaction for which notification is required to be made, and has been made, pursuant to Section 7A of the Clayton Act, 15 U.S.C.
Section 18a.

                                      VI.

     IT IS FURTHER ORDERED that, for a period of ten (10) years commencing on the date this Order becomes final:

Agreement Containing Consent Order                                 Page 16 of 22

     A. Respondents shall neither enter into nor enforce any agreement that restricts the ability of any person (as defined in Section 1(a) of the Clayton Act, 15 U.S.C. Section 12(a)) that acquires any supermarket, any leasehold interest in any supermarket, or any interest in any retail location used as a supermarket on or after July 1, 1997, to operate a supermarket at that site if such supermarket was formerly owned or operated by Respondents in Hancock, Harrison, Jackson, Lamar, Forrest, and Warren counties in Mississippi, and Escambia County, Florida.

     B. Respondents shall not remove any equipment from a supermarket owned or operated by Respondents in Hancock, Harrison, Jackson, Lamar, Forrest, and Warren counties in Mississippi, and Escambia County, Florida, prior to a sale, sublease, assignment, or change in occupancy, except for replacement or relocation of such equipment in or to any other supermarket owned or operated by Respondents in the ordinary course of business, or except as part of any negotiation for a sale, sublease, assignment, or change in occupancy of such supermarket.

                                      VII.

     IT IS FURTHER ORDERED that:

     A. Within thirty (30) days after the date this Order becomes final and every thirty (30) days thereafter until Respondents have fully complied with the provisions of Paragraphs II or III of this Order, Respondents shall submit to the Commission verified written reports setting forth in detail the manner and form in which they intend to comply, are complying, and have complied with Paragraphs II and III of this Order. Respondents shall include in their compliance reports, among other things that are required from time to time, a full description of the efforts being made to comply with Paragraphs II and III of the Order, including a description of all

Agreement Containing Consent Order                                 Page 17 of 22


substantive contacts or negotiations for divestitures and the identity of all parties contacted. Respondents shall include in their compliance reports copies of all written communications to and from such parties, all internal memoranda, and all reports and recommendations concerning divestiture.

    B. One year (1) from the date this Order becomes final, annually for the next nine (9) years on the anniversary of the date this Order becomes final, and at other times as the Commission may require, Respondents shall file verified written reports with the Commission setting forth in detail the manner and form in which they have complied and are complying with this Order.


                                      VIII.

     IT IS FURTHER ORDERED that Respondents shall notify the Commission at least thirty (30) days prior to any proposed change in the corporate Respondents such as dissolution, assignment, sale resulting in the emergence of a successor corporation, or the creation or dissolution of subsidiaries or any other change in Respondents that may affect compliance obligations arising out of the Order.


                                      IX.

     IT IS FURTHER ORDERED that, for the purpose of determining or securing compliance with this Order, upon written request, Respondents shall permit any duly authorized representative of the Commission:

     A. Access, during office hours and in the presence of counsel, to inspect and copy all books, ledgers, accounts, correspondence, memoranda and other records and documents in the

Agreement Containing Consent Order                                Page 18 of 22

possession or under the control of Respondents relating to any matters contained in this Order;

and

    B. Upon five days' notice to Respondents and without restraint or interference from Respondents, to interview Respondents or officers, directors, or employees of Respondents in the presence of counsel.

    Signed this 5th day of September, 1997

    JITNEY-JUNGLE CORPORATION OF AMERICA, INC., a corporation

    By:  /s/ Michael E. Julian
         --------------------------
         Michael E. Julian
         Chief Executive Officer and President


         /s/ R. Barry Cannada
         --------------------------
         R. Barry Cannada, Esq.
         Butler, Snow, O'Mara, Stevens & Cannada, PLLC
         Counsel for Jitney-Jungle Stores of America, Inc.


         /s/ Stephen A. Stack, Jr.
         --------------------------
         Stephen A. Stack, Jr., Esq.
         Dechert Price & Rhoads
         Counsel for Jitney-Jungle Stores of America, Inc.


    BRUCKMANN, ROSSER, SHERRILL & CO., L.P., a limited partnership


    By:  /s/ Harold O. Rosser, II
         --------------------------
         Harold O. Rosser, II
         Managing Director


         /s/ Stephen A. Stack, Jr.
         --------------------------
         Stephen A. Stack, Jr., Esq.
         Dechert Price & Rhoads
         Counsel for Bruckmann, Rosser, Sherrill & Co., L.P.

Agreement Containing Consent Order                                Page 19 of 22

    DELTA ACQUISITION CORPORATION, a corporation

    By:  /s/ Michael E. Julian
         --------------------------
         Michael E. Julian
         President


         /s/ R. Barry Cannada
         --------------------------
         R. Barry Cannada, Esq.
         Butler, Snow, O'Mara, Stevens & Cannada, PLLC
         Counsel for Delta Acquisition Corporation


         /s/ Stephen A. Stack, Jr.
         --------------------------
         Stephen A. Stack, Jr., Esq.
         Dechert Price & Rhoads
         Counsel for Delta Acquisition Corporation


    DELCHAMPS, INC., a corporation


    By:  /s/ David W. Morrow
         --------------------------
         David W. Morrow
         Chairman of the Board and Chief Executive Officer


         /s/ Howard E. Sinor, Jr.
         --------------------------
         Howard E. Sinor, Jr., Esq.
         Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. Counsel for Delchamps, Inc.

Agreement Containing Consent Order                                Page 20 of 22

    FEDERAL TRADE COMMISSION

    By:  --------------------------
         James A. Fishkin
         Attorney
         Bureau of Competition


    APPROVED:


         --------------------------
         Phillip L. Broyles
         Assistant Director
         Bureau of Competition


         --------------------------
         George S. Cary
         Senior Deputy Director
         Bureau of Competition


         --------------------------
         William J. Baer
         Director
         Bureau of Competition

Agreement Containing Consent Order

                                                                   Page 21 of 22


                                              Schedule A


1.  The following supermarket located in Hancock County, Mississippi:

    a. Delchamps store no. 64 operating under the "Delchamps" trade name, which is located at Choctaw Plaza Shopping Center, 318 Highway 90, Waveland, MS 39576;

2.  The following supermarkets located in Harrison County, Mississippi:

    a. Jitney-Jungle store no. 33 operating under the "Jitney-Jungle" trade name, which is located at 917 Division St., Biloxi, MS 39530;

    b. Jitney-Jungle store no. 32 operating under the "Jitney-Jungle" trade name, which is located at 1225 Pass Road, Gulfport, MS 39501;

    c. Jitney-Jungle store no. 42 operating under the "Jitney-Jungle" trade name, which is located at Handsboro Square Shopping Center, 1345 East Pass Road, Gulfport, MS 39501; and

    d. Delchamps store no. 364 operating under the "Delchamps" trade name, which is located at 11240-A Highway 49 North, Gulfport, MS 39503;

3.  The following supermarkets located in Escambia County, Florida:

    a. Jitney-Jungle store no. 54 operating under the "Jitney-Jungle" trade name, which is located at 4081-A East Olive Road, Pensacola, FL 32514.

    b. Jitney-Jungle store no. 52 operating under the "Sack & Save" trade name, which is located at Brent Oaks Mall, East Brent Lane, Pensacola, FL 32503.


4.  The following supermarket located in Lamar County, Mississippi:

    a. Delchamps store no. 67 operating under the "Delchamps" trade name, which is located at Oak Grove Plaza Shopping Center, 4600 West Hardy Street, Hattiesburg, MS 39401.

5.  The following supermarket located in Forrest County, Mississippi:

    a. Delchamps store no. 9 operating under the "Delchamps" trade name, which is located at 601 Broadway Street, Hattiesburg, MS 39401.

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Agreement Containing Consent Order

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6.  The following supermarket located in Warren County, Mississippi:

    a. Delchamps store no. 115 operating under the "Delchamps" trade name, which is located at Delchamps Plaza, 3046-D Indiana Avenue, Vicksburg, MS 39180.